UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): October 14, 2020

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10670	84-0904275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10910 Domain Drive, Suite 300

Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HNGR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Hanger, Inc. (the “Company”) today announced that, effective November 2, 2020, Peter A. Stoy, has been appointed Executive Vice President and Chief Operating Officer of the Company and will lead the Patient Care segment, along with the supply chain and mergers & acquisitions functions. The new position of Chief Operating Officer aligns the Company’s Patient Care segment to reflect the increasing complexity, growth opportunities, and interdependencies of clinic operations, sales, marketing, supply chain management, as well as strategic oversight of the Company’s corporate and business development programs.

Mr. Stoy, 46, was most recently East Region President of Sodexo, a food services and facilities management company, since 2018, where he was responsible for all operations, including thousands of provider and hospital-based support service employees. Prior to that, he served in leadership positions at McKesson Corporation from 2014 to 2018, where he oversaw the multi-billion dollar McKesson U.S. Pharmaceutical Health System segment. Mr. Stoy also held senior positions in hospital sales and pharmaceutical distribution during his 13-year employment at Cardinal Health. Mr. Stoy serves on the Board of Directors of TransSouth Logistics. He earned his Master of Business Administration from Franklin University and his undergraduate degree from Ohio University, and has been designated as a Fellow of the American College of Healthcare Executives (FACHE).

In connection with Mr. Stoy’s appointment as Executive Vice President and Chief Operating Officer of the Company, Mr. Stoy entered into an employment and non-compete agreement with the Company, effective as of November 2, 2020 (the “Agreement”), which provides for a commencement date of November 2, 2020 and the continued employment of Mr. Stoy unless the Agreement is terminated by either party pursuant to the terms therein. The Agreement provides that Mr. Stoy will receive a base salary of $425,000 and is eligible to receive annual bonus compensation, commencing with the 2021 calendar year, with a target amount equal to fifty-five percent (55%) of Mr. Stoy’s base salary. The Agreement provides that Mr. Stoy will receive a special, one-time signing bonus in the gross amount of $90,000 payable in January 2021. Additionally, in lieu of the Company’s standard relocation package, the Company will provide Mr. Stoy with a gross payment of $100,000 payable in equal monthly installments over six months, as well as reimbursement of certain moving expenses. The Agreement also provides that Mr. Stoy will receive a special, one-time grant of restricted shares of the Company’s stock with a grant date value equal to $200,000 (the “Sign-On Grant) and a four year ratable vesting period, provided that the vesting of the restricted shares will be subject to Mr. Stoy’s relocation to the Austin, Texas area. The Agreement also entitles Mr. Stoy to certain perquisites that were offered to him to complete his overall annual compensation package that are commensurate with perquisites provided to similarly situated executives of the Company.

The Agreement contains a severance benefit under which, upon the termination of Mr. Stoy’s employment without cause, he will receive, in addition to accrued but unpaid salary and bonus, a severance payment equal to one and one-half times the sum of his base salary and target bonus, as well as reimbursement for the continuation of certain welfare and perquisite benefits for a period of 18 months. The Agreement also provides that if Mr. Stoy’s employment is terminated within two years after a change in control of the Company either (i) involuntarily and not as a result of death, disability or cause, or (ii) by Mr. Stoy for “good reason” after the occurrence of a material diminution of his responsibilities, an intended relocation of his principal site of employment more than 50 miles from his then current location or certain breaches of the Agreement by the Company or the acquiring company, then Mr. Stoy would receive reimbursement for the continuation of certain welfare and perquisite benefits for a period of 24 months and a severance payment equal to two times the sum of his base salary and target bonus. In the event of his death or disability, Mr. Stoy or his estate would receive a payment equal to his base salary at the annual rate in effect and a pro rata portion of his bonus.

All equity-based awards granted to Mr. Stoy, including the Sign-On Grant, will immediately vest on the date of his termination, if such termination is by reason of his death or disability, termination without cause, retirement upon or after age 65 or for good reason following a change in control.

Additionally, the Agreement contains non-compete and non-solicitation covenants consistent with those provided to other executive officers of the Company.

There is no arrangement or understanding between Mr. Stoy and any other person pursuant to which Mr. Stoy was appointed as an officer of the Company, and there are no transactions in which Mr. Stoy has an interest requiring disclosure under Item 404(a) of Regulation S-K. No director or executive officer of the Company has any family relationship with Mr. Stoy.

The Company issued on October 14, 2020 a press release announcing Mr. Stoy’s appointment as Executive Vice President and Chief Operating Officer of the Company, which press release is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated October 14, 2020, issued by Hanger, Inc.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

	By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Senior Vice President and General Counsel

Dated: October 14, 2020